Exhibit 10.22
ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (this “Agreement”) is made and entered into as of October 28, 2004, by and between OP Therapy, Inc., a Michigan corporation (“Purchaser”), and The Mobile Medical Group, Inc., a Michigan corporation (“Seller”). Purchaser and Seller are sometimes referred to collectively as the “Parties” and individually as a “Party”.
RECITALS:
     A. Seller provides ancillary health care services (the “Business”), including portable x-ray and physical therapy services, to patients who primarily reside in skilled care nursing centers (the “Facilities”).
     B. Seller desires to sell to Purchaser, and Purchaser desires to purchase, certain of Seller’s assets used in connection with the Business, on the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, for and in consideration of the foregoing Recitals, the mutual covenants and undertakings set forth below and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties hereby agree as follows:
1. CERTAIN DEFINITIONS
     1.1. Definitions. The terms defined in this Section 1 have the meanings so stated:
          (a) “Accounts” means all of the accounts of the Seller on the Closing Date, as “account” is defined in Section 9-102(1)(b) of the Michigan Uniform Commercial Code, MCLA 440.9102(1)(b).
          (b) “Agreement” means this Asset Purchase Agreement, as the same may be amended.
          (c) “Assets” means all of the assets and properties (other than Excluded Assets) used or usable in connection with or related to the Business, as the same shall exist on the Closing Date, whether known or unknown, tangible or intangible, real or personal, wherever situated, and owned by Seller or in which Seller has any right, title or interest, including, without limitation, the following (but only to the extent the same are not Excluded Assets):
               (i) All furniture, fixtures, leasehold improvements, and other fixed assets;
               (ii) All patents, patent applications, trademarks, trademark applications and registrations, copyrights, copyright applications and registrations, service marks and service names, service mark applications and registrations, commercial and technical trade secrets, technology, computer and electronic data processing programs and software, web sites and domain names, inventions, processes, know-how, confidential information and other proprietary property rights and interests (collectively, “Intellectual Property”) used or usable in the operation of the Business and in which Seller has any right, title or interest (“Seller’s Intellectual Property”; provided, however, that the term “Seller’s Intellectual Property” shall not include any computer or electronic data processing programs and software that are not assignable, or any confidential information regarding potential transactions considered by Seller or belonging to any third-party, that is subject to an agreement prohibiting its dissemination (“Third-Party Confidential Information”));
               (iii) All good will, advertising and promotional materials, customer lists, sales and business records, directory listings, telephone numbers, mailing lists, and all other books and records of every kind and nature, including, without limitation, the name “The Mobile Medical Group” and all derivations of such name;
               (iv) All equipment, machinery, tools, office equipment and vehicles, including, without limitation, those listed on the attached Schedule 1.1(c)(iv);
               (v) All Inventory; and
               (vi) All prepaid expenses and lease deposits.
          (d) “Assumed General Contracts” means (i) all of the General Contracts listed on the attached Schedule l.l(d); (ii) all General Contracts between Seller and any of the Facilities (each a “Facility Contract”); and (iii) any General Contract not listed on the attached Schedule l.l(d), which both (A) require less than sixty days prior notice for cancellation by Seller without penalty, and (B) provide for annual payments, either by or to Seller, of less than $10,000.00. Notwithstanding anything to the contrary in the definition of Assumed General Contracts, no Employee Benefit Plan shall be an Assumed General Contract or assumed by Purchaser.
          (e) “Environmental Laws” means any and all international, federal, state, and local statutes, laws, regulations, ordinances, orders, common law, judgments, orders, decrees, rulings, settlement agreements, consent decrees and similar provisions having the force or effect of law, including but not limited to, the Federal Air Pollution Control Act, 42 U.S.C. §7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § § 300f-300j, the Resource Conservation Recovery Act (“RCRA”), 42 U.S.C. §6901 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Atomic Energy Act 42 U.S.C. § 2011 et seq.; or the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601 et seq. whether currently in existence or hereafter enacted or which govern: (i) the existence, cleanup, removal and/or remedy of contamination or threat of contamination of the environment; (ii) the emission, leak, discharge, spill or release of Hazardous Materials into the environment; (iii) the control of Hazardous Materials; (iv) the use, generation, transport, treatment, storage, collection, labeling, disposal, removal, recycling, handling or recovery of Hazardous Materials, including building materials; (v) pollution or pollution control; (vi) protection of the environment and natural resources; or (vii) protection of public health or safety.
          (f) “Excluded Assets” means the following assets, which shall not be included in the definition of Assets and shall not be sold by Seller to Purchaser pursuant to this Agreement:
               (i) The minute books, stock books, corporate seals and other corporate records of Seller relating to its organization and existence;
               (ii) All cash and cash equivalents, credits, rebates and refunds, notes receivable, loan receivables, and Accounts;
               (iii) All workers’ compensation and other insurance refunds and dividends (including refundable self-insurance reserves) payable to Seller;
               (iv) All claims and rights concerning any litigation in which Seller is a claimant;
               (v) Any ownership interest of Seller in The Home Dental Management Group, L.L.C., Lighthouse Hospice Limited Partnership (“Lighthouse”), The Home Services & Staffing Group, LLC, and The Home Services Care Group, LLC (the “Subsidiaries”); and
               (vi) All Tax Returns (as defined in Section 5.14 (c) below) of Seller.
          (g) “General Contracts” means all written contracts and agreements, including all governmental or third party payor participation agreements, other than the Real Property Leases and the Personal Property Leases, entered into by Seller in connection with the Business.
          (h) “Hazardous Materials” means any material or substance: (i) which is or becomes defined as a “hazardous substance”, “pollutant” or “contaminant” pursuant to CERCLA and amendments thereto and regulations promulgated thereunder; (ii) which is or contains gasoline, oil, diesel fuel or other petroleum products, or fractions thereof, (iii) which is or becomes defined as a “hazardous waste” pursuant to RCRA and amendments thereto and regulations promulgated thereunder; (iv) which is or contains polychlorinated biphenyls (PCBs); (v) which is or contains asbestos; (vi) which is radioactive; (vii) which is biologically hazardous or infectious or carcinogenic; (viii) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance or policy; (ix) which is or becomes defined as a “hazardous waste”, “hazardous substance”, “pollutant” or “contaminant” or other such terms used to define a substance having an adverse effect on the environment under any federal, state or local statute, regulation or ordinance; (x) any toxic, explosive, ignitable, dangerous, corrosive, reactive or otherwise hazardous substance, material or waste which is or becomes regulated by any federal, state or local governmental authority; or (xi) which causes a nuisance upon or waste to real property.

          (i) “Inventory” means all of the inventory of the Seller on the Closing Date, wherever located, as “inventory” is defined in Section 9-102(l)(vv)(iv) of the Michigan Uniform Commercial Code, MCLA 440.9102(l)(vv)(iv).
          (j) “Knowledge of Seller” means the actual knowledge of Leo S. Eisenberg, Deb Gutterson, Barry Zasloff, Robin Cook or John Cook after at least one of them has made reasonable inquiry into the matter in question (if any such inquiry is reasonably appropriate under the circumstances).
          (k) “Leased Personal Property” means all personal property currently used in connection with the Business and covered under the Personal Property Leases.
          (1) “Leased Real Property” means the real property currently used in connection with the Business and set forth on the attached Schedule 1.1 (l).
          (m) “Leases” mean the Personal Property Leases and the Real Property Leases.
          (n) “Personal Property Leases” means all written personal property leases entered into by Seller which cover personal property used in connection with or related to the Business, a complete list of which, together with a list of the Assets subject to such leases, are set forth on the attached Schedule 1.1 (n).
          (o) “Purchase Price” means and shall equal $44,283,000.00.
          (p) “Real Property Leases” means all written real property leases entered into by Seller which cover the Leased Real Property, a complete list of which are set forth on the attached Schedule 1.1 (p).
          (r) “Safety Laws” means the Occupational Safety and Health Act, 29, U.S.C. § 651 et seq. (“OSHA”), as amended, and any regulations promulgated thereunder or any laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of state governments (and all agencies thereof), each as amended, pertaining or relating to the protection of the health and safety of employees in the workplace (but excluding workers compensation and wage and hour laws).
2. PURCHASE AND SALE OF ASSETS; ASSIGNMENTS
     2.1. Purchase and Sale of the Assets. On the Closing Date (defined in Section 10.1 below), Seller shall transfer, sell and assign to Purchaser, and Purchaser shall purchase from Seller, on the terms and subject to the conditions set forth in this Agreement, the Assets, free and clear of all Liens (defined in Section 5.6 below) other than the Permitted Liens (defined in Section 5,6 below).

     2.2. Assignments. Seller shall, at the Closing, assign to Purchaser (pursuant to the Assignment and Assumption Agreement attached to this Agreement as Exhibit E): (a) all Assumed General Contracts; (b) all Personal Property Leases; (c) all Real Property Leases; (d) all assignable third party warranties and claims for warranties relating to the Assets or the Leased Personal Property; (e) all assignable Licenses (as defined in Section 5.6), permits, registrations and certifications, including, without limitation, portable x-ray certifications, necessary to operate the Assets and the Business; and (f) any and all assignable governmental or third party payor participation agreements. The agreements and leases described in clauses (a), (b), and (c) (other than any Facility Contract) and all assignable agreements, warranties, claims for warranties, Licenses, permits, registrations and certifications described in clauses (d), (e), and (f) are collectively referred to as the “Assignable Items.” All warranties, claims for warranty, Licenses, permits, registrations, certifications, and governmental or third party payor participation agreements that are not-assignable are collectively referred to as the “Non-Assignable Items.” To the extent the assignment of any Assignable Items requires the consent of a party (other than Seller), Seller shall not be obligated to obtain any of such consents, until such time as Purchaser has procured a firm commitment for the financing of the Purchase Price (the “Financing Commitment”) and Purchaser has paid the commitment fee or other fee initially due and payable upon the signing of the commitment (the “Commitment Fee”), if any. Upon Purchaser procuring the Financing Commitment and paying the Commitment Fee, Purchaser shall deliver a copy of the Financing Commitment to Seller and evidence of payment of the Commitment Fee. To the extent the Financing Commitment is contingent upon Seller obtaining consents to the assignment of any Assignable Item (the “Required Consents”), Seller shall use reasonable efforts to obtain all Required Consents prior to the Closing. To the extent the Financing Commitment is contingent upon Purchaser obtaining the rights and benefits of any Non-Assignable Items (the “Required Approvals”), then Purchaser shall endeavor to obtain the rights and benefits under all such Non-Assignable Item prior to the Closing by obtaining its own licenses, permits, registrations, certifications, and governmental or third party payor participation agreements (and Seller shall fully cooperate with Purchaser in that regard). Without limiting the generality of the foregoing, if requested by Purchaser, Seller shall provide all applicable Government Programs and Private Programs with the required notice of any lease arrangement (in whole, or in part) that the Parties enter into with regard to either a portable x-ray certification, in accordance with, but not limited to 42 CFR Section 489.19.
     2.3. Non-Assignable Items. After the Closing, if requested by Purchaser, Seller shall use reasonable efforts to the extent legally permitted to provide Purchaser with the rights and benefits of each Assignable Item for which the consent of a third party was not received prior to Closing and each Non-Assignable Item that Purchaser failed to obtain its own prior to Closing, in order to accomplish the goal of the Parties to transfer all benefits, costs and obligations arising from and after the Closing Date of each Assignable Item and each Non-Assignable Item to Purchaser. Without limited the generality of the foregoing, under such circumstances, the Parties shall endeavor, to the extent legally permitted, to (a) subcontract Seller’s performance under such Assignable Items and Non-Assignable Items to Purchaser, (b) have Seller complete performance under such Assignable Items and Non-Assignable Items for the account and benefit of Purchaser, but at no cost to Seller, in which case Purchaser shall make the Assets and Purchaser’s employees available to Seller for such purposes, and all profits, losses and costs relating to such agreements shall accrue to Purchaser, and/or (iii) enter into any other reasonable structure, method or series of transactions between the Parties designed to accomplish the foregoing purposes and objectives.
3. LIABILITIES ASSUMED
     3.1. Assumed Liabilities. In connection with its acquisition of the Assets, Purchaser shall assume those liabilities arising from and after the Closing Date with respect to: (a) the Assumed General Contracts, the Personal Property Leases, and the Real Property Leases, (b) those term loans or installment loans payable by Seller and listed on the attached Schedule 3.1(b) but only to extent the proceeds of such loan payables were used to acquire equipment or vehicles used in the ordinary course of the Business, and (c) the employment matters specified in Article 8 (collectively, the “Assumed Liabilities”). The Parties acknowledge that until the Closing, Seller may make or incur capital expenditures with respect to the Business and may expand into territories in which Seller currently does not conduct its Business, but such capital expenditures or expansion are subject to the prior written consent of Purchaser in accordance with Section 7.4. If, in the ordinary course of the Business, Seller desires to make or incur such capital expenditures or expand its Business and the same is consented to by Purchaser in writing pursuant to Section 7.4, then Seller may finance such expenditures and costs of expansion by borrowing sufficient funds from Standard Federal Bank and the new loans payable by Seller shall be added to Schedule 3.1 (b) and assumed by Purchaser at Closing as an Assumed Liability; provided, however, that the terms of such borrowings and loans must be approved by Purchaser in writing in accordance with Section 7.4. Notwithstanding anything to the contrary contained in this Agreement, to the extent Seller desires to make or incur such capital expenditures or expand its Business and the same is not consented to by Purchaser in writing pursuant to Section 7.4, then Seller shall have no liability whatsoever to Purchaser for Seller’s failure to make or incur such capital expenditures or expand its Business. Purchaser shall be in entitled to withhold any and all of the consents referred to above, in its sole and absolute discretion, without any liability whatsoever to Seller.
     3.2. Excluded Liabilities. Other than the Assumed Liabilities, Purchaser shall not assume and shall not be liable for any debts, liabilities or obligations of Seller, regardless of the type or nature of such debts, liabilities and obligations (collectively, the “Excluded Liabilities”). Such Excluded Liabilities shall include, without limitation: (i) any liabilities relating to any of Seller’s accounts payable, or accruals for payroll (including personal, sick and vacation day accruals) and bonuses; (ii) any liability or obligation of Seller under the Environmental Laws with respect to solid waste or Hazardous Materials which have been transported by or on behalf of Seller for offsite disposal; (iii) any liability or obligation relating to any investigation, remediation or monitoring of Hazardous Materials which were present, as of the Closing Date, in the ground water, surface water or surface or subsurface soil of any real property owned or leased by Seller or its predecessors in interest on or at anytime before the Closing Date; (iv) any liability or obligation of Seller for any violation of the Environmental Laws, including, without limitation, any fine or penalty arising from any permit violations; (v) any liability or obligation relating, in any way, to any action, suit, investigation or proceeding pending or threatened against Seller, the Business or the Assets, at law or in equity, before any federal, state, municipal or other governmental department, commission, board, agency, court or instrumentality; (vi) any liability or obligation relating, in any way, to the Employee Benefit Plans (defined in Section

5.11) other than Assumed Liabilities; (vii) any liability or obligation under the Licenses (as defined in Section 5.4); (viii) any liability or obligation arising from Seller’s participation in the Title XVIII (Medicare), Title XIX (Medicaid) and/or Blue Cross and Blue Shield programs; (ix) any third party payer program penalties, sanctions, overpayments or other liabilities generated as a result of prior or future filing of any claim by Seller for payment or reimbursement or with respect to any alleged fraud or abuse, criminal activity, fee splitting or with respect to any document filed or to be filed by Seller under any third party payer program; (x) any accrued bonuses payable by Seller; (xi) any Tax (as defined in Section 5.14 (c) below) liability (or adjustments thereto); (xii) any liability or obligation with respect to claims for bodily injury or property damage of any kind, type or description which arises out of any act or occurrence or treatment rendered on or before the Closing Date; (xiii) any and all oral contracts, agreements or understandings; (xiv) any General Contracts other than the Assumed General Contracts; and (xv) any and all fees, commissions or other amounts due Beringea, LLC.
4. PURCHASE PRICE
     4.1. Purchase Price. For and in consideration of the Assets, Purchaser shall assume the Assumed Liabilities and shall pay Seller the Purchase Price.
     4.2. Payments At Closing. The Purchase Price shall be paid at Closing as follows: (a) $35,767,000.00 by wire transfer of immediately available funds to an account designated by Seller; and (b) a $8,516,000.00 promissory note (the “Note”) issued by Purchaser and delivered to Seller at Closing in the form attached hereto as Exhibit A. The Note shall be guaranteed by Tandem Health Care, Inc., pursuant to a Guaranty (the “Guaranty”) to be delivered to Seller at Closing in the form attached hereto as Exhibit B.
     4.3 Allocation of Purchase Price. For all tax and other reporting purposes, the Purchase Price shall be allocated among the Assets in the manner set forth on the attached Schedule 4.3 and Internal Revenue Service Form 8594 (which Form shall be prepared and filed in accordance with this Section 4.3). Seller and Purchaser hereby affirm that such allocation is fair and equitable. The Parties shall make all Tax reports, returns and claims and other statements consistent with the allocation set forth in Schedule 4.3 and shall not make any inconsistent written statement on any returns or during the course of any Internal Revenue Service or other tax audit, except to the extent required by law.
5. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents, warrants and covenants the following to Purchaser:
     5.1. Good Standing and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it is required to be so qualified, except where the failure to be so qualified would not have a material adverse effect on the Business, the Assets or the Assignable Items. All such jurisdictions are identified on the attached Schedule 5.1. Seller has the power and authority to enter into this Agreement, to enter into any and all documents contemplated in this Agreement (the “Attendant Documents”) to which it is a party and to consummate the transactions contemplated in this

Agreement and the Attendant Documents. This Agreement and all of the Attendant Documents to which Seller is a party, and the consummation of the transactions contemplated in this Agreement and the Attendant Documents, have been (or will be by November 29, 2004) duly authorized and approved by all necessary and proper action on the part of Seller. Contemporaneously with the execution and delivery of this Agreement, Seller has provided Purchaser with a true, correct and complete copy of the resolutions unanimously adopted by its Board of Directors authorizing the execution and delivery of, and consummation of the transactions contemplated in, this Agreement, along with a letter, signed by all of Seller’s directors, agreeing to vote the shares of Seller’s capital stock owned by them in favor of the transactions contemplated in this Agreement. Seller acknowledges that Purchaser has relied on such resolutions and letter in entering into this Agreement. On or before November 29, 2004, Seller shall provide Purchaser with a true, correct and complete copy of the resolutions adopted by its shareholders authorizing the execution and delivery of, and consummation of the transactions contemplated in, this Agreement. This Agreement, and all of the Attendant Documents to which Seller is a party, when executed and delivered, will constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Schedule 5.1 lists all of Seller’s shareholders (the “Shareholders”), and the number and class of the shares of Seller’s capital stock held by each. Except for the Shareholders and as set forth on Schedule 5.1, Seller does not own or control, is not owned or controlled by and is not under common ownership or control with any other entity or person and does not have any investments in any other entity.
     5.2. Intellectual Property. There are no patents, patent applications, registered trademarks, applications for registered trademarks, registered service marks, applications for registered service marks, logos, registered copyrights or applications for registered copyrights used in connection with or related to the Business. There are not any proceedings which are pending, and, to the Knowledge of Seller, there are not any claims or demands pertaining to, or any unasserted claims or threatened proceedings, which challenge the right of Seller in respect of any of Seller’s Intellectual Property. To the Knowledge of Seller, no third-party has infringed upon or appropriated any of Seller’s Intellectual Property. Seller has not infringed upon or appropriated any Intellectual Property of any third-party. The Third-Party Confidential Information is not material to the operation of the Business.
     5.3. Seller’s Contracts. The attached Schedule 1.1 (d) identifies all General Contracts, which require more than sixty days prior notice for cancellation without penalty and/or payments by or to Seller in excess of $10,000.00 annually, true and complete copies of all of which have been delivered to Purchaser. Except as set forth on the attached Schedule 5.3, all of the General Contracts were entered into in the ordinary course of business. Except as set forth on the attached Schedule 5.3, each General Contract is in full force and effect, each General Contract is binding and enforceable against each of the parties thereto in accordance with their respective terms, Seller has complied in all material respects with the provisions of each General Contract, Seller is not in default under any such General Contract, and, to the Knowledge of Seller, no party to any General Contract has failed to comply in any material respect with, or is in default under, the provisions of such General Contract. No party to any General Contract has advised the other party that it has repudiated or intends to cancel, terminate or amend (other than Facility Contracts that are cancelled, terminated or amended in the ordinary course of the

Business) any of the General Contract’s provisions, and Seller has not assigned, transferred or encumbered any interest in any General Contract. There are not more than 20 General Contracts not listed on Schedule 1.1 (d), which both (A) require less than sixty days prior notice for cancellation by Seller without penalty, and (B) provide for annual payments, either by or to Seller, of less than $10,000.00.
     5.4. Permits and Licenses. The attached Schedule 5.4 lists all governmental franchises, permits, licenses, certifications (including portable x-ray certifications), accreditations or other authorizations held by Seller in connection with the Business (the “Licenses”), true and complete copies of all of which have been delivered to Purchaser. Except as set forth on the attached Schedule 5.4, all of the Licenses are in full force and effect and Seller has performed all of the obligations arising under the Licenses prior to the Closing Date. Except as set forth on the attached Schedule 5.4, Seller has obtained all permits, licenses, franchises, certifications, accreditations and other authorizations required for Seller to lawfully engage in the Business. Except as set forth on the attached Schedule 5.4, no action or proceeding looking to or contemplating the revocation or suspension of any License is pending or, to the Knowledge of Seller, threatened.
     5.5. Leases. Seller holds a valid and enforceable leasehold interest in the leased Real Property. Other than the Leased Real Property, Seller does not have any right, title or interest in or to any real property, whether owned or leased. Other than the Leased Personal Property, Seller does not have any leasehold interest in or to any personal property. Seller has previously delivered true and complete copies of all Leases to Purchaser. The Leases are in full force and effect, are binding and enforceable against each of the parties thereto in accordance with their respective terms. Except as set forth on the attached Schedule 5.5, Seller has complied in all material respects with the provisions of each Lease, Seller is not in default under any such Lease, and no party to any such Lease has failed to comply in any material respect with, or is in default under, the provisions of such Lease. No party to any Lease has advised the other party that it has repudiated any of the Lease’s provisions; Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Lease; and all facilities leased or subleased under any Real Property Lease are supplied with utilities and other services necessary for the operation of such facilities. No property insurer or similar body has made any recommendations to Seller regarding facilities leased or subleased under any Real Property Lease which has not been complied with. Seller has received no notice that the Business is in violation, which violation has not been cured, of local building codes, ordinances or zoning laws, and Seller has not received any notice which currently remains uncured that indicates that Seller has failed to obtain any license, permit, approval, certificate or other authorizations required by applicable statutes, laws, ordinances or regulations for the use and occupancy of the Leased Real Property.
     5.6. Liens. Except as set forth on the attached Schedule 5.6, Seller owns the Assets, free and clear of any and all security interests, liens, mortgages, easements, restrictions, reservations, tenancies, or other encumbrances of any nature whatsoever (collectively, the “Liens”). Seller has not assigned, as collateral security or otherwise, all or any portion of its interest in any Assignable Item or any Non-Assignable Item to any third-party. Except for the

Liens identified on the attached Schedule 5.6 as “Permitted Liens” (the “Permitted Liens”), all of the Liens identified on the attached Schedule 5.6 will be released at the Closing.
     5.7. Litigation. Except as set forth on the attached Schedule 5.7, Seller has not been notified of any actions, suits, audits, surveys, investigations, proceedings or inquiries pending against, or threatened against, Seller, the Business, the Assets or the Assignable Items, at law or in equity, before any federal, state, municipal or other governmental department, commission, board, agency, court or instrumentality or third party payor. Except as set forth on the attached Schedule 5.7, there are no outstanding orders, rulings, decrees, judgments, or stipulations to which Seller, the Business, the Assets or the Assignable Items are subject or in default with respect to, nor is Seller, the Business or the Assets subject to or in violation of any order, writ, injunction or decree of any court, or other governmental department, commission, board, agency or instrumentality.
     5.8. Compliance with Applicable Laws. Except as set forth on the attached Schedule 5.8, Seller is in substantial compliance with all laws, regulations, rules, orders, judgments, decrees and other requirements imposed by any governmental authority applicable to them in connection with the operation of the Business, including, without limitation, the violation of which could have a material adverse effect on the Assets, the Assignable Items or the Business, including, without limitation, the Safety Laws, 42 USC 1320a-7b, 42 USC 1395nn and any applicable conditions of participation, and Public Law 104-191 of August 21, 1996, known as the Health Insurance Portability and Accountability Act of 1996 (“HIPAA) and its implementing regulations, including without limitation, the Standards for Electronic Transaction and Code Set (45 CFR Parts 160 and 162), the Standards for Privacy of Individually Identifiable Health Information (45 CFR Parts 160 and 164), the Security Standards for the Protection of Electronic Protected Health Information (45 CFR Parts 160 and 164) and such other regulations promulgated thereunder.
     5.9. Employees. The attached Schedule 5.9 contains a complete and accurate list, as of September 1, 2004, of Seller’s current employees (“Seller’s Employees”) and, with respect to each of Seller’s Employees: the name of the employee, and such employee’s title or position, salary or rate of pay (including bonuses and incentive compensation, if any), and whether such employee is exempt or non-exempt, hourly or salaried. Schedule 5.9 also identifies each of Seller’s Employees, officers and directors who, in calendar year 2003, received a bonus or incentive compensation that exceeded $10,000 or 10% of his or her base pay, whichever is the lesser. Except as set forth on the attached Schedule 5.9, as of September 1, 2004, all of Seller’s Employees are actively at work, and none of Seller’s Employees are currently on leave of absence, layoff, military leave, suspension, sick leave, workers’ compensation, salary continuance or short or long term disability or otherwise not actively performing his or her work during all normally scheduled business hours. Except as set forth on the attached Schedule 5.9, as of September 1, 2004, there are no former employees of Seller (or their dependents) who are receiving, or who have the right to elect to receive, coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Each such individual receiving or entitled to receive COBRA coverage is hereinafter referred to as a “COBRA Qualified Beneficiary”. Schedule 5.9 sets forth the nature of each COBRA Qualified Beneficiary’s qualifying event, the date each COBRA Qualified Beneficiary’s COBRA coverage commenced, and the date such COBRA coverage will end based on the nature of the qualifying event and assuming the maximum COBRA period for such event. There is no other individual, including, without limitation, any employee or former employee of any current or former Controlled Group Member (as defined in Section 5.11 (a)) or any spouse or dependent of such an employee or former employee, who is receiving or entitled to receive coverage under any Seller health or welfare benefit plan pursuant to COBRA, any contract or agreement or otherwise.
     5.10. Employee Relations. Except as set forth on the attached Schedule 5.10, there are no written or oral collective bargaining agreements or other employment agreements or understandings with or affecting any of Seller’s Employees, and Seller is not a party to any written or oral independent contractor agreement. Seller has provided Purchaser with true and complete copies of all written agreements with or affecting any of Seller’s Employees. Hours worked by, and payments made to, all of Seller Employees have been in compliance with the Fair Labor Standards Act and other applicable federal, state and local laws. All payments due from Seller on account of any of Seller’s Employees’ work, health, welfare or other insurance, under any agreement, whether oral or written, will have been paid as of the Closing Date, except for such obligations that are expressly assumed by Purchaser in Article 8. Except as set forth on the attached Schedule 5.10, (a) to the Knowledge of Seller, there is no unfair labor practice charge or complaint concerning the Business or any of Seller’s Employees pending before any governmental agency; (b) to the Knowledge of Seller, there is no labor strike or material slowdown, work stoppage, lockout or other collective labor action pending or threatened against or affecting the Business; (c) Seller has not experienced any strike or material slowdown, work stoppage, lockout or other collective labor action in connection with the Business; (d) to the Knowledge of Seller, there is no representation claim or petition concerning the Business or any of Seller’s Employees pending or threatened before any governmental agency; (e) to the Knowledge of Seller, there are no charges with respect to or relating to the Business pending or threatened before the Equal Employment Opportunity Commission or any agency responsible for the prevention of unlawful employment practices; (f) Seller has not received formal notice from any governmental agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Business and no such investigation is currently in progress; and (g) to the Knowledge of Seller, no member of Seller’s management and no group of Seller’s Employees has any plans to terminate employment with Seller prior to Closing or to refuse employment with Purchaser after Closing.
     5.11. Employee Benefits.
          (a) Except for the employee benefit plans listed in the attached Schedule 5.11 (the “Employee Benefit Plans”), Seller is not a party to, is not bound by or, to the Knowledge of Seller, does not have any liability or potential liability with respect to any profit sharing, stock option, pension, severance, retirement, stock purchase, hospitalization, group or individual life, disability or health insurance, or employee welfare benefit or other employee benefit plan, program, policy or agreement (whether or not terminated, whether or not funded, whether or not subject to ERISA, and whether or not providing benefits to the current or former employees or agents of Seller or to the current or former employees or agents of any current or former Controlled Group Member). For purposes of this Section 5.11, the term “Controlled Group Member” shall mean each corporation, partnership, trade or business (whether or not incorporated) which is or at any time was, together with Seller, treated or required to be treated with Seller as a single employer in accordance with Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”).
          (b) Seller does not, nor will it prior to the Closing Date, participate in, contribute to, employ any persons covered by or have any liability or reasonable expectation of liability (including withdrawal liability within the meaning of Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) with respect to any multiemployer plan, as defined in Section 3(37) of ERISA. Seller does not, nor will it prior to the Closing Date, maintain, contribute to or have any liability whatsoever with respect to (1) any pension plan (as defined in Section 3(3) of ERISA) subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, (ii) any multiple employer plan within the meaning of Section 413(c) of the Code, or (iii) any plan that provides post-retirement or post-termination health, life, disability or welfare-type benefits to current or future former employees of Seller other than in accordance with Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or applicable state continuation coverage law. All amounts due under or with respect to the Employee Benefit Plans for services rendered by Seller’s Employees prior to the Closing Date shall be fully paid as of the Closing. All amounts accrued under or with respect to the Employee Benefit Plans, payment of which is not due prior to or on the Closing Date, and all amounts accrued under or with respect to each Employee Benefit Plan that is unfunded, are Excluded Liabilities (except personal, sick and vacation day accruals).
          (c) Each Employee Benefit Plan has been, and through the Closing Date will be, maintained, administered and funded in all material respects in accordance with all applicable laws and regulations, including, without limitation, ERISA and the Code. None of Seller or any trustee, administrator, fiduciary, service-provider or other party dealing with any Employee Benefit Plan has engaged in a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to such Employee Benefit Plan or has engaged in any action or omitted any action with respect to any Employee Benefit Plan which action or omission could reasonably be expected to subject Purchaser to any material liability.
          (d) None of the Employee Benefit Plans will obligate Purchaser to pay separation, severance, termination or similar-type benefits to any of Seller’s Employees (or to any other individual) solely as a result of any transaction contemplated by this Agreement or solely as a result of a change of control as such term is contemplated by Section 280G of the Code.
          (e) Each Employee Benefit Plan that is intended to be qualified under Section 401 (a) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to the qualification under the Code of such plan and the tax-exempt status of such related trust, and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Employee Benefit Plan or the tax-exempt status of such related trust.

     5.12. Financial Information.
          (a) The attached Schedule 5.12 consists of (i) the audited balance sheet of Seller as of December 31, 2003, and the related, audited statements of income and cash flows for the twelve-month period then ended (the “Audited December 31 Financial Statements”), (ii) the audited balance sheet of Seller as of February 29, 2004 (the “Audited February 29 Balance Sheet”), and the related, audited statements of income and cash flows for the two-month period then ended (together with the Audited February 29 Balance Sheet, the “Audited February 29 Financial Statements”, and all together with the Audited December 31 Financial Statements, the “Audited Financial Statements”), and (iii) the unaudited balance sheet of Seller as of the June 30, 2004 (the “Unaudited June 30 Balance Sheet”), and the related, unaudited statements of income and cash flows for the twelve-month period then ended (together with the Unaudited June 30 Balance Sheet, the “Unaudited June 30 Financial Statements”). Except as set forth on Schedule 5.12, the Audited Financial Statements and the Unaudited June 30 Financial Statements will be true, accurate and complete in all material respects, will have been prepared in accordance with generally accepted accounting principles applied consistently with past practices, and will fairly present the financial condition, results of operations and cash flows of Seller as of the dates and for the periods indicated.
          (b) As soon as practical after issuance (and in any event no later than forty- five (45) days after the end of any month), Seller shall deliver to Purchaser drafts of the unaudited balance sheet of Seller as of the last day of each of the months from (and including) August, 2004, through the month immediately preceding the Closing Date, and the related statements of income and expenses, retained earnings and cash flow for the months then ended (collectively, the “Remaining Financial Statements”). Seller shall deliver final copies of such Remaining Financial Statements no later than sixty (60) days after the end of each month. Except as set forth on Schedule 5.12, the Remaining Financial Statements will be true, accurate and complete in all material respects, will have been prepared in accordance with generally accepted accounting principles applied consistently with past practices, and will fairly present the financial condition, results of operations and cash flows of Seller as of the dates and for the periods indicated. Seller is solvent and no bankruptcy, insolvency or similar proceeding is pending against Seller.
     5.13. No Undisclosed Liabilities. Except as and to the extent set forth on the attached Schedule 5.13 or reflected in the Unaudited June 30 Balance Sheet, and except for current liabilities incurred by Seller in connection with or with respect to the Business in the ordinary course since the date of the Unaudited June 30 Balance Sheet, Seller has no debts, liabilities or obligations of any nature or kind (whether absolute, accrued, contingent, unliquidated or otherwise, whether or not known to Seller, whether due or to become due and regardless of when asserted) arising out of transactions entered into, at or prior to the Closing which could materially adversely affect the Assets, the Assignable Items or the Business.
     5.14. Tax Matters.
          (a) Except as set forth on the attached Schedule 5.14:

               (i) Seller has filed all Tax Returns which it is required to file under applicable laws and regulations, and all such Tax Returns are complete and correct and have been prepared in compliance with all applicable laws and regulations;
               (ii) Seller has paid all Taxes due and owing by it (whether or not such Taxes are required to be shown on a Tax Return) and have withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party;
               (iii) Seller has not waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency;
               (iv) Since February 29, 2004, Seller has not incurred any liability for Taxes with respect to the Business other than in the ordinary course;
               (v) No foreign, federal, state or local tax audits or administrative or judicial proceedings are pending or being conducted with respect to Seller;
               (vi) Seller has not received from any foreign, federal, state or local taxing authority any (a) written notice indicating an intent to open an audit or other review or (b) request for information related to Tax matters; and
               (vii) There are no material unresolved questions or claims concerning any Tax liability of Seller.
          (b) Except as set forth on the attached Schedule 5.14, Seller (a) has not made an election under Section 341 (f) of the Code, (b) is not liable for the Taxes of another person (1) under Treasury Regulation Section 1.1502-6 (or comparable provisions of state, local or foreign law), (2) as a transferee or successor, (3) by contract or indemnity or (4) otherwise, (c) is not a party to any tax sharing agreement or (d) has not made any payments, is not obligated to make any payments or is not a party to an agreement that could obligate it to make any payments that would not be deductible under Section 280G of the Code.
          (c) For purposes of this Agreement, the term “Tax” means any federal, state, province, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. For purposes of this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     5.15. Environmental, Health and Safety Matters.

          (a) Except as set forth on the attached Schedule 5.15, Seller has not received any written notice, and Seller has no information which indicates that Seller will be receiving notice, of proceedings, claims or losses relating to alleged violations by Seller of any Environmental Laws or Safety Laws relating to the Business or relating to the presence, discharge, release or disposal of Hazardous Materials on the Leased Real Property, any Former Property (defined below), or any property adjoining the Leased Real Property or any Former Property. For purposes of this Agreement, the term “Former Property” means any and all real property ever owned or leased by Seller or any of its predecessors in interest.
          (b) Seller has not received written notice of, and to the Knowledge of Seller, there are no pending or threatened claims, actions, suits, or proceedings identifying Seller as a potentially responsible party for any facility, site or location pursuant to CERCLA or other similar Environmental Law relating to the Business.
          (c) Seller is and has continually been in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations established under the requirements of Environmental Laws relating to the Business, except where such noncompliance would not have any reasonable likelihood, singly or in the aggregate, of materially adversely affecting the financial condition, operations, assets, business or properties of the Business, taken as a whole.
          (d) Seller has timely filed all applications, registrations, notices, reports and other submissions required under all Environmental Laws, except for such notices, reports or other submissions with respect to which the failure to so file would not have any reasonable likelihood, singly or in the aggregate, of materially adversely affecting the financial condition, operations, assets, business or properties of the Business, taken as a whole.
          (e) The Leased Real Property has been (and the Former Property was) operated by Seller in compliance with all Environmental Laws, in each case except for such violations, which would not have any reasonable likelihood, singly or in the aggregate, of materially adversely affecting the financial condition, operations, assets, business or properties of the Business, taken as a whole.
          (f) Seller has been issued all permits, certificates, approvals, licenses and other authorizations, or if appropriate granted variances therefrom or filed for exemptions, as required under all Environmental Laws to operate the Business (collectively the “Environmental Permits”), has timely applied therefore and is and continues to be in compliance therewith and Seller has had all such required Environmental Permits, and has been in compliance therewith, in each case except for such Environmental Permits with respect to which the failure to obtain or to comply with which would not have any reasonable likelihood, singly or in the aggregate, of materially adversely affecting the financial condition, operations, assets, business or properties of the Business, taken as a whole.
          (g) Seller has not ever caused or suffered any Hazardous Materials to be disposed, discharged, spilled or released onto or into soils, sediments, underground pipes or conveyances or containers, surface water or groundwater of the Leased Real Property or the

Former Property, which would have any reasonable likelihood, singly or in the aggregate, of materially adversely affecting the financial condition, operations, assets, business or properties of the Business, taken as a whole.
          (h) Seller has not arranged for the transportation, treatment or disposal of any Hazardous Materials that was disposed of, treated or otherwise managed at any site listed on any federal CERCLA or state list or other lists of Hazardous Materials sites.
          (i) There are no Liens under Environmental Laws on any of the Assets or the Assignable Items, and no government actions have been taken or are in process, which could subject any of such properties or assets to such Liens.
     5.16. Consents, Approvals and Authorizations. Except as set forth on the attached Schedule 5.16 (the “Section 5.16 Authorizations”), and any consents of a party (other than Seller) required in connection with the assignment of the Assumed General Contracts, the Personal Property Leases, and the Real Property Leases, no consent, approval or authorization of, or designation, declaration or filing with, or notice to, any governmental authority, third party payor, lender, lessor, creditor, shareholder or other third party, is required on the part of Seller in connection with the valid execution and delivery of this Agreement and the Attendant Documents to which Seller is a party or the consummation of the transactions contemplated in this Agreement without breach or violation of any agreement, lease, indenture or other instrument, or any judgment, decree, order, award, law, rule or regulation applicable to or affecting Seller, the Business, or the Assets.
     5.17. Insurance. Except as set forth on the attached Schedule 5.17, Seller has maintained and now maintains insurance with respect to the Assets, the Assignable Items and the Business, covering property damage by fire or other casualty, and against such liabilities, claims and risks and in such amounts as is customary or appropriate in the industry. All such insurance policies will be in full force and effect through the Closing Date. Except as set forth on the attached Schedule 5.17, there is no state of facts and no event has occurred forming the basis for any present property, casualty or fidelity claim against Seller which is not fully covered by insurance, and to the Knowledge of Seller, there is no occurrence, circumstance, or event which could reasonably be expected to result in any such claim. Seller has provided Purchaser with true, correct and complete copies of all insurance policies currently maintained by Seller and maintained by Seller for the preceding three (3) years. Except as disclosed in Schedule 5.17, no such policy of insurance is or was subject to any deductible, self-insured retention, retrospective rating agreement, indemnification agreement, or any other method or device by which the insured person is or was subject to all or any part of the liability for any or all claims.
     5.18. Assets. Other than the Excluded Assets, there are no assets material to the operation of the Business, which are not included in the Assets, the Assignable Items, or the Non-Assignable Items to be transferred to Purchaser on the Closing Date. Except for the Subsidiaries, Seller does not have any direct or indirect subsidiaries, wholly-owned or otherwise, or any interest whatsoever in any other entity.

     5.19. Accounts. All Accounts arose out of (or will arise out of) the sales of inventory or services in the ordinary course of business.
     5.20 Recent Conduct of Business. Since the date of the Unaudited June 30 Balance Sheet, (a) there has not been any material adverse change in the Business or in the operations or condition (financial or otherwise) of the Business; and (b) the Business has been conducted only in the ordinary course. Without limiting the generality of clause (b) above, since the date of the Unaudited June 30 Balance Sheet, Seller has not, except in the ordinary course of the Business and in regard to subsection (ii) below only, consistent with past practice:
               (i) made or incurred any capital expenditures in excess of $10,000 in any one transaction or any series of similar transactions;
               (ii) made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any of Seller’s employees or agents, or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any of Seller’s employees or agents, except as set forth on Schedule 5.20 (ii);
               (iii) sold or transferred any of its assets;
               (iv) terminated or amended any General Contract to the detriment of the Business;
               (v) incurred or guaranteed any loan or other obligation (in connection with or related to the Business, the Assets or the Assignable Items);
               (vi) subjected any of the Assets or the Assignable Items to any Lien, or permitted any of the Assets or the Assignable Items to become subject to any Lien;
               (vii) suffered any material damage, destruction or loss (whether or not covered by insurance) affecting the Assets;
               (viii) experienced any labor dispute or other event that materially and adversely affects the Business;
               (ix) changed any method of accounting or accounting practice; or
               (x) entered into any agreement or commitment (other than this Agreement or any arrangement provided for or contemplated in this Agreement) to take any of the types of action described in subsection (i) through (vi) above.
     5.21. Non-Violative Agreement. Neither the execution and delivery of this Agreement or the Attendant Documents to which Seller is a party nor the consummation of the transactions contemplated in this Agreement and the Attendant Documents will conflict with, result in the breach or violation of or constitute a default under the terms, conditions or provisions of Seller’s

Articles of Incorporation, Bylaws or any other agreement or instrument to which Seller is a party, or by which Seller may be bound or to which Seller or the Assets or the Assignable Items may be subject.
     5.22. Brokerage or Finder’s Fee. Except for Beringea, LLC, no broker, finder, agent or similar intermediary has acted for or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Seller or any action taken by Seller.
     5.23. Disclosure. No representation or warranty by Seller contained in this Agreement and no statement contained in any of the Attendant Documents to which Seller is a party or any other certificate or instrument furnished or to be furnished pursuant to this Agreement or in connection with the transactions contemplated in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact, necessary in order to make any of the statements not misleading, or necessary in order to provide Purchaser with all pertinent information regarding the Business.
     5.24 Licenses and Authorizations.
          (a) Seller is the holder of currently required provider agreements, including agreements required for participation as a portable x-ray provider or independent diagnostic testing facility, for Government Programs (as hereinafter defined) and with such private non-governmental programs, including without limitation any private insurance program, under which Seller directly or indirectly is presently receiving payments (such non-governmental programs herein referred to as “Private Programs”). Seller Provider Numbers 0F32508, 0M87140, 0C92501, 0M87610, and 9061132 are certified for participation and reimbursement under Titles XVIII and XIX of the Social Security Act (the “Medicare and Medicaid programs”) (Medicare and Medicaid programs and such other similar federal, state or local reimbursement or government programs for which Seller is eligible to receive payments on account of services provided by the Business are hereinafter referred to collectively as the “Government Programs”). Set forth on Schedule 5.24(a) is a correct and complete list of all provider agreements, certifications or licenses under all Governmental and Private Programs, complete and correct copies of which have been provided to Purchaser. To the extent in Seller’s possession, Seller has provided Purchaser with true, complete and correct copies of all audits, appeals, investigations, reviews or surveys of Seller conducted in connection with any Government Program, Private Program or licensing or accrediting body during the past five years have been provided to Purchaser.
          (b) Except as set forth on the attached Schedule 5.24(b), Seller has complied in all material respects with all requirements imposed upon Seller in connection with any Government Program or Private Program, the violation of which could have a material adverse effect on any of the provider agreements, certificates or licenses identified on Schedule 5.24(a). Seller has not received any written notice of any action pending or recommended against Seller in connection with any Government Program or Private Program.

     5.25 Inspections and Investigations. Except as set forth and described in Schedule 5.25: (i) Seller’s right to receive reimbursements pursuant to any Government Program or Private Program has not been terminated or otherwise adversely affected as a result of any investigation, audit or action whether by any federal or state governmental regulatory authority or other third party; (ii) to the Knowledge of Seller, Seller has not during the past three years, been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any governmental regulatory entity, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity on the part of Seller, and Seller has not received any written notice of deficiency during the past three years in connection with its operations; (iii) there are not presently any outstanding survey deficiencies, or work orders of any governmental authority having jurisdiction over Seller, or other third party, requiring conformity to any applicable agreement, statute, regulation, ordinance or bylaw, including but not limited to, the Government Programs and Private Programs; and (iv) Seller has not received any written notice of any claim, requirement or demand of any licensing or certifying agency or other third party supervising or having authority over Seller or its operations to rework or redesign any part thereof or to provide additional furniture, fixtures, equipment, appliances or inventory so as to conform to or comply with any existing law, code, rule, regulation or standard. Seller has provided to Purchaser true and complete copies of all reports, correspondence, notices and other documents relating to any matter described or referenced on Schedule 5.25.
     5.26 Stark; Fraud and Abuse; False Claims. Seller has not, nor to the Knowledge of Seller, no person or entity providing items or services on behalf of Seller has, engaged in any activities that are prohibited under 42 U.S.C. §1320a-7b, 42 U.S.C. §1395nn or 31 U.S.C. §3729-3733 (or other federal or state statutes related to self referral, kickbacks, fee splitting, or false or fraudulent claims) or the regulations promulgated thereunder.
     5.27 Certain Affiliate Transactions. Except as set forth and described in Schedule 5.27, no officer or member of the board of directors of Seller (“Interested Person”) and no member of the immediate family (being a spouse or children) of an Interested Person of Seller, directly or indirectly, (a) owns any interest in any corporation, partnership, proprietorship or other entity which sells to or purchases from Seller products or services; (b) has any cause of action or claim whatsoever against Seller, the Assets, or the Business; or (c) holds a beneficial interest in any contract or agreement relating to the Business to which Seller is a party or by which Seller may be bound.
     5.28 Computer Software, Etc. Except for shrink-wrap licensed or similar store bought computer software, the only material computer software used in the operation of the Business is as set forth on Schedule 5.28 (the “Computer Software”). Seller has not received any written notice, and Seller has no information, which indicates that Seller will be receiving notice, of any claims or demands, which challenge the rights of Seller in respect of any of the Computer Software. To the Knowledge of Seller, Seller has not infringed upon or appropriated any computer software of any third-party. Except as set forth in an Assumed General Contract, Seller has the right to use, free and clear of any royalty or other payment obligation, the Computer Software.
     5.29 Immigration Act. Seller has not received any written notice, and Seller has no information, which indicates that Seller will be receiving notice, that Seller is not in compliance with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended (“IRCA”). For each employee (as defined in 8 C.F.R. 274a.l(f)) of Seller for whom compliance with the IRCA by Seller is required, Seller has obtained and retained a complete and true copy of each such employee’s Form I-9 (Employment Eligibility Verification Form) and all other records or documents prepared, procured or retained by Seller pursuant to the Immigration Act. Seller has not been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order, nor to the Knowledge of Seller, has any action or administrative proceeding been initiated or, threatened against Seller, by reasons of any actual or alleged failure to comply with IRCA.
     5.30 Chief Executive Office. Seller maintains its chief executive office and its books and records at 24301 Telegraph Road, Southfield, MI 48034. Except as set forth and described in Schedule 5.30, Seller does not conduct any of its business or operations other than out of the Leased Real Property.
     5.31. HIPAA Compliance. Seller has not received any notice from any governmental authority that such governmental authority has imposed or intends to impose any enforcement actions, fines or penalties for any failure or alleged failure to comply with HIPAA or its implementing regulations.
     5.32 Condition of Assets. All of the equipment and tangible personal property will be in good working order, condition, and repair, normal wear and tear excepted, sufficient to operate the Business.
6. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents, warrants and covenants the following to Seller:
     6.1. Good Standing and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Michigan. Purchaser has the corporate power and authority to enter into this Agreement, to enter into the Attendant Documents to which it is a party and to consummate the transactions contemplated in this Agreement. This Agreement and all of the Attendant Documents to which Purchaser is a party, and the consummation of the transactions contemplated in this Agreement, have been duly authorized and approved by all necessary and proper corporate action on the part of Purchaser. This Agreement, and all of the Attendant Documents to which Purchaser is a party, when executed and delivered, will constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms.
     6.2. Non-Violative Agreement. Neither the execution and delivery of this Agreement and the Attendant Documents to which Purchaser is a party nor the consummation of the transactions contemplated in this Agreement will conflict with, result in the breach or violation of or constitute a default under the terms, conditions or provisions of Purchaser’s Articles of Incorporation or Bylaws or any other agreement or instrument to which Purchaser is a party, or by which Purchaser may be bound or to which it may be subject.

     6.3.Brokerage or Finder’s Fee. Except as set forth on the attached Schedule 6.3, no broker, finder, agent or similar intermediary has acted for or on behalf of Purchaser in connection with this Agreement or the transactions contemplated hereby and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Purchaser or any action taken by Purchaser. Purchaser shall be solely responsible for all fees, charges, costs, and expenses of any entity or person listed on Schedule 6.3.
7. FUTURE DEVELOPMENTS, SURVIVAL, TITLE; ADDITIONAL COVENANTS.
     7.1. Notice of Material Developments. Each Party shall give prompt written notice to the other Party of any (i) representation or warranty made by such Party in this Agreement which was true as of the date of this Agreement, but which subsequently becomes untrue (or which such Party learns was not true as of the date of this Agreement), (ii) breach of any covenant under this Agreement by such Party, and (iii) any other material development affecting the ability of such Party to consummate the transactions contemplated in this Agreement.
     7.2. Survival. Except in the case of alleged fraud or abuse, criminal activity, or fee splitting, or with respect to any document filed or to be filed by Seller under any third party payer program, the representations and warranties set forth in Sections 5 and 6 of this Agreement shall survive for a period of two years after the Closing Date; provided, however, that the representations and warranties set forth in the following Sections shall survive for the periods indicated:

Section 5.1	Indefinitely
Section 5.2 (last sentence only)	Expiration of the applicable statute of limitations period (“EASLP”)
Section 5.8	March 31, 2007
Section 5.14	EASLP
Section 5. 15	March 31, 2007
Section 5.16	EASLP
Section 5. 21	Indefinitely
Sections 5.24 — 5.25	March 31, 2007; provided, however, that with respect to governmental demands for refunds or return of payments under Medicare, the survival period shall end the later of March 31, 2007 or 3 years from the date on which Medicare made the payment in question
Section 5.26	EASLP
Sections 5.27 — 5.31	March 31, 2007
Section 6.1	Indefinitely
Section 6.2	Indefinitely

     7.3. Affirmative Covenants Regarding Conduct of Business. Until the Closing, Seller shall keep Purchaser fully informed with respect to the operation and condition of the Business, and will:
          (a) carry on the Business in substantially the same manner as Seller has heretofore and not make any material change in operations, finance, accounting policies, or real or personal property of the Business;
          (b) maintain the Assets, and keep all Leased Property and equipment in as good working order and condition as at present, ordinary wear and tear excepted;
          (c) materially perform all of Seller’s obligations under the General Contracts and all agreements relating to or affecting the Business;
          (d) take all actions necessary and appropriate to render title to the Assets free and clear of all liens, security agreements, claims, charges and encumbrances (except for the Assumed Liabilities and Permitted Liens);
          (e) keep in full force and effect present insurance policies or other comparable insurance;
          (f) permit, and allow reasonable access by, Purchaser only to make offers of post-Closing employment to all of Seller’s personnel, which personnel shall be allowed to accept such offers without penalty, competing offer or interference; and
          (g) keep in full force and effect all licenses, provider numbers, permits, certificates, qualifications, authorizations, and registrations that are required for Seller to carry on the Business in accordance with this Section 7.3.
     7.4. Negative Covenants Regarding Conduct of Business Until the Closing, Seller shall not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld:
          (a) make or incur any capital expenditures with respect to the Business in excess of $10,000.00 in any one transaction or series of similar transactions or $50,000.00 in the aggregate;
          (b) except in accordance with consistent prior practice and in the ordinary course, make any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any of Seller’s Employees or any agent of Seller, or agree or orally promise to pay or provide, conditionally or otherwise, any bonus, extra compensation, pension or other fringe benefits, or severance or vacation pay to any of Seller’s Employees or any agent of Seller;
          (c) sell or transfer any of the assets of the Business, except in the ordinary course of business;

          (d) terminate or amend any General Contract or Lease, or enter into any agreement, contract or other document, except in the ordinary course of business;
          (e) incur or guarantee any loan or other obligation (in connection with or related to the Business or the Assets) other than in the ordinary course of business;
          (f) subject any of the Assets or the Assignable Items to, or permit any of the Assets or the Assignable Items to become subject to, any Lien other than in the ordinary course or in order to secure a loan obtained by Seller in accordance with Section 3.1 of this Agreement;
          (g) expand the Business into any territory in which Seller currently does not conduct business; or
          (h) enter into any agreement or commitment (other than this Agreement or any arrangement provided for or contemplated in this Agreement) to take any of the types of action described in subsection (a) through (g) of this Section 7.4.
     In the event Seller desires to expand the Business into a territory in which Seller currently does not conduct business, then Seller shall prepare a budget as to the cost of such expansion through the Closing Date and shall submit such budget to Purchaser as part of the consent process required under this Section 7.4. To the extent Purchaser consents to the expansion and approves the budget submitted to it, Seller may finance the costs of expansion by borrowing sufficient funds from Standard Federal Bank, on terms acceptable to Purchaser.
     7.5. Accounts and Other Customer Payments. Seller, without any cost or expense charged to it, shall have the right and authority to use Purchaser’s employees to collect all Accounts of Seller existing as of the Closing Date, pursuant to and in accordance with the Operations Transfer Agreement attached hereto as Exhibit C.
     7.6. Full Access. Seller shall fully cooperate with Purchaser and make available to Purchaser, in an efficient and timely manner, Seller’s accountants, lenders, and those employees listed in Section 1.1 (j) above, and all records, books of account, documents and information which Purchaser, its agents, representatives, attorneys, accountants or lenders may from time to time request (including, without limitation, Seller’s accountants’ workpapers), so that Purchaser may investigate all aspects of the Business, Assets, and prospects and financial condition of the Business. To the extent Purchaser requests that Seller or its accountants or employees participate in any activities (other than in furtherance of Purchaser’s investigation) and Seller, its accountants or employees participate in any such activities, then any such participation shall be done without recourse and without any representations or warranties of any kind, whether express or implied, oral or written, and Seller shall not be responsible or liable to Purchaser for any loss or damage that may be occasioned by or through the acts or omissions of Seller, its accountants or employees relating in any way to such participation, and Purchaser shall indemnify, defend and hold harmless the Seller Parties from and against any and all liabilities, losses, costs or expenses (and any and all Related Expenses incident to any of the foregoing) which any of the Seller Parties may suffer or for which any of the Seller Parties may become liable and which are based on, the result of, arise out of or are otherwise related to any such participation. The indemnification provisions contained in this Section 7.6 shall survive the Closing. The foregoing language shall not, however, limit Seller’s liability for the representations and warranties set forth in this Agreement.
     7.7 Estoppel Certificates. Seller shall use reasonable efforts to obtain, prior to the Closing, a consent to the assignment of each Real Property Lease and an estoppel certificate from the lessor of such Lease, certifying that such Lease and all amendments thereto are as attached to the certificate and (i) such Lease is in full force and effect, (ii) there are no uncured defaults thereunder, (iii) the date through which Lease payments or any other applicable payments thereunder have been paid, and (iv) the amount of any security deposit held thereunder.
     7.8 Updating of Disclosure Schedules. On the tenth day prior to Closing, Seller shall update all of the Schedules to this Agreement (and if a Schedule is of a specific date, then the applicable schedule shall be updated to November 1, in the case of a November 30th Closing, and to December 1, in the case of a December 30th Closing). The provisions of this Section 7.9 shall not be deemed in any way to constitute a waiver by Purchaser of the condition set forth in Section 9.1 (a) below.
8. EMPLOYEE AND EMPLOYEE BENEFIT MATTERS
     8.1. Employees.
          (a) Employment. The Parties acknowledge that the transfer of Assets to Purchaser constitutes the sale of one or more businesses within the meaning of the Worker Adjustment and Retraining Notification Act, 29 USC Sec. 2101 et seq. (the “WARN Act”) and the rules and regulations promulgated thereunder. Although Purchaser intends to offer employment to substantially all of Seller’s Employees, Purchaser is unwilling to covenant to do so. If Seller incurs a claim, demand or liability under the WARN Act as a result of the failure of Purchaser to offer employment to a sufficient number of Seller’s Employees, then Purchaser shall indemnify, defend and hold harmless the Seller Parties (as defined in Section 11.2) from and against any and all liabilities, losses, costs or expenses which any of the Seller Parties may suffer or for which any of the Seller Parties may become liable and which are based on, the result of, arise out of or are otherwise related to a violation of the WARN Act, and any and all Related Expenses (as defined in Section 11.1) incident to the foregoing. In addition, Purchaser shall assume all obligations, first arising from and after the Closing Date, under the written employment agreements disclosed on Schedule 5.10 covering Seller’s Employees to perform comparable services in such position as is comparable to the position such employee held with Seller prior to Closing. Each of Seller’s Employees who accepts Purchaser’s offer of employment and becomes Purchaser’s employee on or immediately after the Closing Date is referred to hereinafter as a “Hired Employee” and such employees are referred to hereinafter collectively as the “Hired Employees.” Except as otherwise required by any employment agreement assumed by Purchaser from Seller, and except as otherwise necessary so as to prevent the Hired Employees from incurring any “employment loss” under the WARN Act, Purchaser shall determine, in its sole discretion, the terms and conditions of employment of each Hired Employee.

Notwithstanding anything to the contrary contained above, Seller shall reimburse Purchaser for any payroll payments and payroll tax obligations made by Purchaser to, or on behalf of, or with respect to, any of Seller’s Employees who are both: (i) “Inactive” (as defined below) as of the Closing Date; and (ii) entitled to receive payroll compensation from Seller. Such reimbursement right shall continue as long as the Seller’s Employee in question remains Inactive. For purposes of this Agreement, an “Inactive” employee of Seller is a Seller’s Employee who, as of the Closing Date, is not actively at work, and is on leave of absence, lay off, military leave, suspension, sick leave, workers’ compensation, salary continuance or short or long term disability, or otherwise not actively performing his or her work during all normally scheduled business hours. Such reimbursement shall be made within ten days of a written request to Seller, along with evidence of payroll payments.
          (b) Employee Benefits.
               (i) Effective as of the Closing, Purchaser shall establish employee benefit plans for Hired Employees only to the extent required so that Seller shall not be obligated to provide any notice to Seller’s Employees under the WARN Act. If Purchaser so requests, Seller shall use its reasonable best efforts to transfer or cause to be transferred to Purchaser any insurance or re-insurance policy, health maintenance organization, preferred provider, or similar contract, and/or third-party administrative or other services agreement with respect to the provision of benefits to Seller’s Employees who become Hired Employees, including, without limitation, Seller’s self-funded medical plan. Notwithstanding anything to the contrary contained in this Agreement, if Seller’s self-funded medical plan is transferred to Purchaser, then an accounting shall be prepared as of the Closing Date to assure that claims incurred under any such plan that relate to the period prior to the Closing Date are charged to Seller and that Seller receives any refundable self-insurance reserves or other amounts owing to Seller pursuant to such plan. If such reserves or other amounts are not paid directly to Seller, but instead are paid to Purchaser or remain in the plan, then, upon request by Seller, Purchaser shall pay Seller the amount of such reserves or other amounts.
               (ii) The amount of sick, personal and vacation days through the Closing Date awarded to and that portion of such days that has been used by each of Seller’s Employees who is employed by Seller immediately prior to the Closing Date shall be accurately disclosed to Purchaser prior to and then again at the Closing, and Purchaser shall be obligated to provide each such Seller’s Employee who becomes a Hired Employee with any remaining unused sick, personal, and/or vacation days entitlement for the applicable period. On and after the Closing Date, Purchaser shall recognize the years of service with Seller of all of Seller’s Employees who become Hired Employees for purposes of the eligibility and vesting provisions of all employee benefit plans and determining sick, personal, and vacation days entitlement from and after the Closing Date; provided, however, that, except with respect to vacation time, years of service performed for Seller prior to the Closing Date shall not be taken into account for benefit accrual purposes under Purchaser’s employee benefit plans, programs, policies and arrangements.
               (iii) It is the intent of the Parties that the sale of the Assets to Purchaser complies with COBRA. In connection therewith, Purchaser shall be responsible for the provision of continuation coverage in accordance with COBRA to or with respect to any of Seller’s Employee who becomes a Hired Employee. Purchaser shall have no liability whatsoever, and Seller shall retain, bear and discharge all liability, with respect to COBRA for any “qualified beneficiary” (as such term is defined in the foregoing COBRA sections of ERISA and the Code) who became a qualified beneficiary prior to the Closing Date or who becomes a qualified beneficiary by reason of any Seller’s Employee not becoming a Hired Employee.
               (iv) Effective as of the Closing Date, Seller shall cause the Seller’s Employees to be fully vested in their accrued benefits and account balances under each Employee Benefit Plan that provides for vesting of benefits.
     8.2. Workers’ Compensation Claims. Seller is and shall be fully responsible and liable for all workers’ compensation benefits payable to Seller’s Employees for any claim for such benefits arising as the result of an injury or occupational disease sustained while employed by Seller.
9. CONDITIONS TO CLOSING
     9.1. Purchaser’s Conditions Precedent. The obligations of Purchaser to consummate the transactions contemplated in this Agreement are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Purchaser. The failure of any of the following conditions to be met (through no fault of Purchaser) shall cause this Agreement to be terminated in accordance with Article 12 below (provided, that the obligations of the Parties found in Sections 13, 14.3 and 14.4 shall remain in effect):
          (a) Seller’s Representations and Warranties. All representations and warranties made by Seller in this Agreement shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects as of the Closing Date (as modified by any updated Schedules as contemplated by Section 7.9) with the same force and effect as if they had been made on and as of such date.
          (b) Performance of Agreement. Seller shall have performed and complied in all material respects with all of its obligations under this Agreement which are to have been performed or complied with on or prior to the Closing Date.
          (c) Approvals. Seller or Purchaser shall have obtained: (a) all of the consents and approvals set forth on the attached Schedule 5.16; (b) the Required Consents, if and only if the failure of obtaining the Required Consents has caused or will cause the termination of the Financing Commitment; and (c) the Required Approvals, if and only if the failure of obtaining the Required Approvals has caused or will cause the termination of the Financing Commitment.
          (d) Litigation. There shall not be any litigation, action, suit, claim, proceeding, order, investigation or inquiry pending or threatened before any court or quasi-judicial or administrative agency to, or pursuant to which a judgment, order, decree, stipulation, injunction or charge could be entered which would: (i) enjoin or prevent the consummation of the transactions contemplated in this Agreement, (ii) cause any of the transactions contemplated in this Agreement to be rescinded following consummation, (iii) adversely affect the right of Purchaser to own, operate or control the Business, the Assets or the Assignable Items, or (iv) otherwise have a material adverse effect on the operations or financial condition of the Business. In addition, no such litigation, action, suit, claim, proceeding, order, investigation or inquiry shall have been initiated between the date of this Agreement and the Closing Date.
          (e) Termination. This Agreement shall not have been terminated pursuant to Section 12.2 below.
          (f) Delivery of Closing Documents. Seller shall have executed and delivered, or caused to be executed and delivered, all of the documents described in Section 10.2 below. All documents relating to the transactions contemplated in this Agreement shall be satisfactory in form and content to Purchaser.
          (g) No Encumbrances. All of the Assets shall be owned free and clear of all Liens other than the Permitted Liens. Prior to the Closing Date, Purchaser shall have received satisfactory evidence that all Liens (other than the Permitted Liens) will be released, discharged or terminated on or prior to the Closing Date. Seller shall not have assigned, as collateral security or otherwise, all or any portion of its interest in any Assignable Item or Non-Assignable Item to any third-party.
          (h) Related Transaction. The transactions set forth in the Asset Purchase Agreement of even date herewith in regards to the sale of substantially all of the assets of Lighthouse (the “Lighthouse Agreement”), shall have closed concurrently with the Closing, unless the failure to close was caused by Purchaser’s (or an affiliate of Purchaser’s) material breach of any covenant or agreement set forth in the Lighthouse Agreement at a time when Lighthouse (or any affiliate of it) is not in material default of the Lighthouse Agreement.
     9.2. Seller’s Conditions Precedent. The obligations of Seller to consummate the transactions contemplated in this Agreement are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Seller. The failure of any of the following conditions to be met (through no fault of Seller) shall cause this Agreement to be terminated in accordance with Article 12 below (provided, that the obligations of the Parties found in Sections 13, 14.3 and 14.4 shall remain in effect):
          (a) Purchaser’s Representations and Warranties. All representations and warranties made by Purchaser in this Agreement shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made on and as of such date.
          (b) Performance of Agreement. Purchaser shall have performed and complied in all material respects with all of its obligations under this Agreement which are to have been performed or complied with on or prior to the Closing Date.
          (c) Consents. Seller shall have obtained all of the consents and approvals set forth on the attached Schedule 5.16.

          (d) Termination. This Agreement shall not have been terminated pursuant to Section 12.2 below.
          (e) Delivery of Closing Documents. Purchaser shall have executed and delivered, or caused to be executed and delivered, all of the documents described in Section 10.3 below. All documents relating to the transactions contemplated in this Agreement shall be satisfactory in form and content to Seller’s legal counsel.
          (f) Related Transaction. The transactions contemplated in the Lighthouse Agreement shall have closed concurrently with the Closing, unless the failure to close was caused by Lighthouse’s (or one of its affiliates) material breach of any covenant or agreement set forth in the Lighthouse Agreement at a time when Purchaser (or any affiliate of Purchaser) is not in material default of the Lighthouse Agreement.
10. CLOSING
     10.1. Closing. The closing (the “Closing”) of the transactions contemplated in this Agreement shall be held at the offices of Jacob & Weingarten, 2301 W. Big Beaver Road, Suite 777, Troy, Michigan 48084, on November 30, 2004 (the “Termination Date”), or at such other location and time as Seller and Purchaser may mutually agree. For purpose of this Agreement, the date on which the Closing actually occurs is referred to as the “Closing Date”. Notwithstanding the foregoing, Purchaser shall have the unilateral right, on notice to Seller (which must be delivered before November 30, 2004), to extend the Termination Date, to December 30, 2004. In such a case, on or before November 30, 2004, each Party shall deliver an additional $40,000.00 earnest money deposit (to be included in the defined terms “Deposit” and “Deposits” as set forth in Section 12.1) to Seller’s attorney, Jacob & Weingarten, P.C., to be held in such firm’s interest-bearing escrow account.
     10.2. Documents to Be Delivered at Closing by Seller. At the Closing, Seller shall properly execute (if necessary) and deliver to Purchaser, or cause to be executed and delivered to Purchaser, the following:
          (a) A Warranty Bill of Sale in regards to the Assets, the form of which is attached to this Agreement as Exhibit D.
          (b) An Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”) in regards to the Assumed General Contracts and the Leases, the form of which is attached to this Agreement as Exhibit E.
          (c) A Confidentiality Agreement and Covenant Not to Compete (the “Covenant Not to Compete”) in the form set forth in Exhibit F hereto, to be executed by both Seller and Leo Eisenberg, a significant shareholder of Seller.
          (d) An opinion of Jacob & Weingarten, P.C., counsel to Seller, addressed to Purchaser, the form of which is attached to this Agreement as Exhibit G.

          (e) A copy of Seller’s Articles of Incorporation, certified by the Michigan Department of Labor and Economic Growth, Bureau of Commercial Services, and a Certificate of Good Standing (or analogous document) for Seller issued by the Michigan Department of Labor and Economic Growth, Bureau of Commercial Services and each and every other state in which such Seller is authorized to do business. All such documents shall be dated not earlier then ten days prior to the Closing Date.
          (f) A certificate, executed by the President of Seller, to the effect (i) all of the representations and warranties made by Seller in this Agreement are true and correct in all respects on the Closing Date with the same effect as though made on and as of the Closing Date, (ii) all covenants and agreements undertaken to be performed by Seller under this Agreement have been taken or performed, (iii) since the date of this Agreement, Seller has operated the Business only in the ordinary course, and (iv) there has been no material adverse change in the Business from the date of this Agreement to the Closing Date. Attached to such certificate shall be a copy of Seller’s bylaws and a copy of all of the minutes or resolutions approving the transactions contemplated in this Agreement (as required by Section 9.1 (c) above), and the officer of Seller executing such certificate shall certify that, as of the Closing Date, such bylaws and minutes or resolutions are true, complete and correct, have not be altered or repealed and are in full force and effect.
          (g) A Closing Statement (the “Closing Statement”) setting forth the Purchase Price and all closing adjustments as required by this Agreement.
          (h) The Employment Agreement (as defined below in Section 10.3 (c));
          (i) The Indemnification Escrow Agreement.
          (j) Titles to all the vehicles owned by Seller.
          (k) Such other documents and instruments as are contemplated in this Agreement or as Purchaser or Purchaser’s counsel may reasonably request in order to evidence or consummate the transactions contemplated in this Agreement or to effectuate the purpose or intent of this Agreement.
     10.3. Documents to be Delivered at Closing by Purchaser. At the Closing, Purchaser shall properly execute (if necessary) and deliver to Seller, or cause to be executed and delivered to Seller, the following:
          (a) The Purchase Price (plus or minus all closing adjustments as required by this Agreement).
          (b) The Assignment and Assumption Agreement.

          (c) An Employment Agreement (the “Employment Agreement”), the form of which is attached to this Agreement as Exhibit H, executed by Purchaser and Leo S. Eisenberg.
          (d) The Closing Statement.
          (e) An opinion of Buchanan Ingersoll, P.C., counsel to Purchaser, addressed to Seller, the form of which is attached to this Agreement as Exhibit I.
          (f) A copy of Purchaser’s Articles of Incorporation, certified by the Michigan Department of Labor and Economic Growth, Bureau of Commercial Services, and a Certificate of Good Standing (or analogous document) for Purchaser issued by the Michigan Department of Labor and Economic Growth, Bureau of Commercial Services and each and every other state in which such Purchaser is authorized to do business. All such documents shall be dated not earlier then ten days prior to the Closing Date.
          (g) A certificate, executed by the Chairman and CEO of Purchaser, to the effect that (i) all of the representations, warranties and covenants made by Purchaser in this Agreement are true and correct on the Closing Date with the same effect as though made on and as of the Closing Date, and (ii) all covenants and agreements undertaken to be performed by Purchaser under this Agreement have been taken or performed. Attached to such certificate shall be a copy of Purchaser’s Bylaws and a copy of the minutes or resolutions approving the transactions contemplated in this Agreement, and the representative of Purchaser executing such certificate shall certify that, as of the Closing Date, such bylaws and minutes or resolutions are true, complete and correct, have not be altered or repealed and are in full force and effect.
          (h) Such other documents and instruments as are contemplated in this Agreement or as Seller or its counsel may reasonably request in order to evidence or consummate the transactions contemplated in this Agreement or to effectuate the purpose or intent of this Agreement.
11. INDEMNIFICATION
     11.1. Indemnification of Purchaser. If the transactions contemplated by this Agreement are consummated, Seller shall indemnify, defend and hold harmless Purchaser and its officers, directors, managers, members, shareholders, employees, independent contractors, agents, successors and assigns (collectively, the “Purchaser Parties”) from and against any and all liabilities, losses, costs or expenses (other than “Assumed Liabilities”) which any of the Purchaser Parties may suffer or for which any of the Purchaser Parties may become liable and which are based on, the result of, arise out of or are otherwise related to any of the following:
          (a) any breach of any representation or warranty of Seller contained in this Agreement, any of the Attendant Documents or any certificate, schedule, list or other instrument to be furnished by Seller to Purchaser pursuant to this Agreement or any of the Attendant Documents;

          (b) any breach or failure of Seller to perform any covenant or agreement required to be performed by Seller pursuant to this Agreement or any of the Attendant Documents;
          (c) any claim, demand, suit, action or legal, administrative or other proceeding by any person (other than a Party) or any federal, state or local department, agency or other governmental body (a “Third Party Claim”) against any of the Purchaser Parties resulting from, arising out of or in any way related to (i) the failure of Seller to perform, pay or discharge any Excluded Liability, or (ii) the operation of the Business prior to or on the Closing, including, without limitation, any Medicaid/Medicare or third party payer liability or deficiency of Seller or the Business arising prior to or on the Closing, as well as any breach of any Assumed General Contract or Lease first arising prior to or on the Closing; and
          (d) any and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys’ and consultants’ fees (collectively, “Related Expenses”), incident to any of the foregoing.
     11.2. Indemnification of Seller. If the transactions contemplated by this Agreement are consummated, Purchaser shall indemnify, defend and hold harmless Seller and its officers, directors, shareholders, employees, independent contractors, agents, successors and assigns (collectively, the “Seller Parties”) from and against any and all liabilities, losses, costs or expenses which any of the Seller Parties may suffer or for which any of the Seller Parties may become liable and which are based on, the result of, arise out of or are otherwise related to any of the following:
          (a) any breach of any representation or warranty of Purchaser contained in this Agreement, any of the Attendant Documents or any certificate, schedule, list or other instrument to be furnished by Purchaser to Seller pursuant to this Agreement or any of the Attendant Documents;
          (b) any breach or failure of Purchaser to perform any covenant or agreement required to be performed by Purchaser pursuant to this Agreement or any of the Attendant Documents;
          (c) any Third Party Claim against any of the Seller Parties resulting from, arising out of or in any way related to (i) the failure of Purchaser to perform, pay or discharge any Assumed Liability, (ii) the operation of the Business after the Closing; or (iii) the failure of Purchaser to offer employment to substantially all of Seller’s Employee in accordance with Section 8 above; and
          (d) any and all Related Expenses incident to any of the foregoing.
     11.3. Claims for Indemnification. Whenever any claim shall arise for indemnification under this Agreement, even if no payment is then due on account thereof, the person or entity seeking indemnification (the “Indemnified Party”) shall notify (the “Notice”) the Party against whom indemnification is sought (the “Indemnifying Party”) of the claim within thirty days after the Indemnified Party has actual knowledge of its existence and, when known, the facts constituting the basis for such claim. In the event of any Third Party Claim, the Notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit in accordance with Section 11.4 below. With respect to a claim for indemnification arising solely as a result of a breach of a representation or warranty under this Agreement, the Indemnifying Party shall have a period of thirty days after receipt of the Notice (the “Cure Period”) to remedy such breach of representation or warranty giving rise to such claim; provided, however, that if the Indemnifying Party is proceeding diligently and in good faith to cure such breach of representation or warranty, the Indemnifying Party shall have the right to extend the Cure Period on notice to the Indemnified Party for a period of ninety days following receipt of the Notice. Any breach of representation or warranty remedied within the Cure Period shall not thereafter constitute a basis for a claim of indemnification.
     11.4. Defense by the Indemnifying Party. Within fifteen days after receipt of the Notice, the Indemnifying Party, at its sole cost and expense, may, upon written notice to the Indemnified Party, assume the defense of any Third Party Claim. If the Indemnifying Party timely assumes the defense of any Third Party Claim, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such Third Party Claim and, at the sole cost and expense of the Indemnifying Party, the Indemnifying Party shall take all steps necessary in the defense or settlement thereof. The Indemnified Party shall be entitled to participate in (but not control) the defense of any Third Party Claim, with its own counsel and at its own expense; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party fails to give the Indemnified Party written notice within fifteen days after the Indemnifying Party’s receipt of the Notice that the Indemnifying Party is assuming the defense of such Third Party Claim or if the Indemnifying Party fails to assume and continually maintain the defense of the Third Party Claim within fifteen days after the Indemnifying Party’s receipt of the Notice, the Indemnified Party may assume sole control of defense or settlement of such claim at the sole cost and expense of the Indemnifying Party. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such Third Party Claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such Third Party Claim in a reasonably prudent manner. Notwithstanding any provision of this Article to the contrary, the Indemnified Party shall have the sole and exclusive right to assume and continually defend and/or settle any indemnification claim under this Article 11 (at the Indemnifying Party’s cost and expense) if (i) the Indemnified Party concludes in good faith that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Party, or that another conflict of interest exists or may occur in defense of such claim, (ii) the third-party in question is one of the Indemnified Party’s former, current or anticipated future customers, or (iii) the Indemnified Party determines, in good faith, that there are other, legitimate business reasons why it would not be in the best interests of the Indemnified Party, Purchaser and/or the Business for the Indemnifying Party to assume the defense of such claim; provided, however, that the Indemnifying Party shall be entitled to participate in (but not control) the defense of such claim, with its own counsel and at its own expense.
     11.5. Minimization of Indemnities. Each Party shall use reasonable efforts to minimize the indemnification obligations of the other Parties under this Section 11 by, among other reasonable things and without limiting the generality of the foregoing, taking such reasonable remedial action as it believes may minimize such obligation and seeking to the maximum extent possible reimbursement from insurance carriers under applicable insurance policies covering any such liability.
     11.6. Limitations on Indemnities. Notwithstanding anything to the contrary herein:
          (a) no claim for indemnification under Section 11.1 (a) or Section 11.2 (a) above may be made under this Agreement after the expiration of the applicable period set forth in Section 7.2 above;
          (b) no claim for indemnification under Sections 11.1 (b), 11.1 (c), 11.2 (b), or 11.2 (c) may be made under this Agreement after March 31, 2007 (the later of March 31, 2007 or 3 years from the date on which Medicare made the payment in question, with respect to governmental demands for refunds or return of payments under Medicare);
          (c) no claim for indemnification by any Party against another Party shall be valid and assertable unless and until the aggregate amount of all claims exceeds $100,000.00, but then such Party may seek indemnification for the full amount of all claims, the aggregate amount of which exceed the $100,000 basket, and
          (d) in no event shall the aggregate amounts payable to the Purchaser Parties on account of claims made under this Agreement exceed 40% of the Purchase Price;
provided, however, that the limitations set forth in subsection (d) shall not apply to claims for alleged fraud or abuse, criminal activity, or fee splitting, or with respect to any document filed or to be filed by Seller under any third party payer program; and provided, further, that if the claim to be indemnified is covered by the indemnitor’s insurance, then the $100,000 basket shall not apply. Each indemnitee shall follow and be bound by all conditions of the indemnitor’s insurance places on the right to defense and indemnity in lieu of the provisions of any provision of this Article 11.
     11.7. Exclusive Remedy. Except for specific performance, injunctive relief and recoveries for claims of alleged fraud, indemnification pursuant to this Section 11 (and the provisions of Sections 12) shall be the sole remedy available to the Parties for claims made under this Agreement.
     11.8. Assignment of Claims. On satisfaction of the obligation to indemnify under this Section 11, and in consideration of such obligation, the Indemnified Party will assign to the Party making such payment any and all claims, causes of action and demands of whatever kind and nature which such Indemnified Party may have against any person, firm or other entity giving rise to such indemnified loss, and to reasonably cooperate in any efforts to recover therefrom.
     11.9. Right of Offset. Any amounts payable by Seller to Purchaser under this Agreement (including pursuant to this Article 11) may, at the option of Seller or Purchaser, be set off against any amounts due Seller by Purchaser hereunder or under the Note.
     11.10. Failure to Give Notice Timely. Notwithstanding the notice requirements provided in Sections 11.1 and 11.2, the right to indemnification under this Agreement shall not be affected by any failure to give or any delay in giving such notice unless, and then only to the extent that, the rights and remedies of the party to whom such notice was to have been given shall have been prejudiced.
12. DEPOSIT, TERMINATION
     12.1. Deposit.
          (a) Each Party has delivered a $120,000.00 earnest money deposit (individually, a “Deposit” and collectively, the “Deposits”) to Seller’s attorney, Jacob & Weingarten, P.C., to be held in such firm’s interest-bearing escrow account. Except as otherwise provided in this Section 12.1, the Purchaser’s Deposit shall be non-refundable and shall be payable to Seller upon termination of this Agreement. At the Closing, Purchaser shall receive a credit toward the Purchase Price in the amount of its Deposit only, plus accrued interest thereon.
          (b) If Purchaser terminates this Agreement pursuant to Section 12.2 (c)(i) or (iii) below, then Purchaser’s Deposit, plus accrued interest thereon, shall be promptly repaid to Purchaser, and Seller’s Deposit, plus accrued interest thereon, shall be promptly repaid to Seller.
          (c) If Seller terminates this Agreement because the condition set forth in Section 9.2 (c) has not been satisfied, then Purchaser’s Deposit, plus accrued interest thereon, shall be promptly repaid to Purchaser, and Seller’s Deposit, plus accrued interest thereon, shall be promptly repaid to Seller.
          (d) If Seller terminates this Agreement pursuant to Section 12.2 (b)(ii), Purchaser’s Deposit shall be forfeited to Seller as liquidated damages (which shall be Seller’s sole and exclusive remedy against Purchaser and Seller shall have no right to seek specific performance of this Agreement). In addition, Seller’s Deposit, plus accrued interest thereon, shall be promptly repaid to Seller. SELLER ACKNOWLEDGES THAT: (i) PURCHASER’S DEPOSIT IS A REASONABLE ESTIMATE OF AND BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES THAT WOULD BE SUFFERED AND COSTS

THAT WOULD BE INCURRED BY SELLER AS A RESULT OF HAVING SUBJECTED THE ASSETS TO THE TERMS OF THIS AGREEMENT AND THE FAILURE OF THE CLOSING TO OCCUR; (ii) THE ACTUAL DAMAGES SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF SUCH SUBJECTION AND FAILURE TO CLOSE UNDER THIS AGREEMENT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO DETERMINE; (iii) PURCHASER SEEKS TO LIMIT ITS LIABILITY UNDER THIS AGREEMENT TO THE AMOUNT OF THE DEPOSIT IN THE EVENT THE CLOSING DOES NOT OCCUR; AND (iv) THE DEPOSIT SHALL BE AND CONSTITUTE VALID LIQUIDATED DAMAGES.
          (e) If Purchaser terminates this Agreement pursuant to Section 12.2 (c)(ii), Seller’s Deposit shall be forfeited to Purchaser as liquidated damages (which shall be Purchaser’s sole and exclusive remedy against Seller and Purchaser shall have no right to seek specific performance of this Agreement). In addition, Purchaser’s Deposit, plus accrued interest thereon, shall be promptly repaid to Purchaser. PURCHASER ACKNOWLEDGES THAT: (i) SELLER’S DEPOSIT IS A REASONABLE ESTIMATE OF AND BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES THAT WOULD BE SUFFERED AND COSTS THAT WOULD BE INCURRED BY PURCHASER AS A RESULT OF THE FAILURE OF THE CLOSING TO OCCUR; (ii) THE ACTUAL DAMAGES SUFFERED AND COSTS INCURRED BY PURCHASER AS A RESULT OF SUCH FAILURE TO CLOSE UNDER THIS AGREEMENT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO DETERMINE; (iii) SELLER SEEKS TO LIMIT ITS LIABILITY UNDER THIS AGREEMENT TO THE AMOUNT OF THE DEPOSIT IN THE EVENT THE CLOSING DOES NOT OCCUR; AND (iv) THE DEPOSIT SHALL BE AND CONSTITUTE VALID LIQUIDATED DAMAGES.
     12.2. Termination. This Agreement may be terminated at any time before the Closing:
          (a) by the mutual consent of Seller and Purchaser; or
          (b) by Seller: (i) if any of the conditions set forth in Section 9.2 above have not been fulfilled, satisfied or waived by the Termination Date, or (ii) if Purchaser materially breaches any covenant or agreement, or any representation, warranty or covenant, set forth in this Agreement at a time when Seller is not in material default of this Agreement; or
          (c) by Purchaser: (i) if any of the conditions set forth in Section 9.1 above have not been fulfilled, satisfied or waived by the Termination Date, (ii) if Seller materially breaches any covenant or agreement, or any representation, warranty or covenant, set forth in this Agreement at a time when Purchaser is not in material default of this Agreement; or (iii) if there shall be any litigation, action, suit, claim, proceeding, order, investigation or inquiry pending or threatened against Seller (by any person other than Purchaser or an affiliate of Purchaser) before any court or quasi-judicial or administrative agency to, or pursuant to which a judgment, order, decree, stipulation, injunction or charge could be entered which would: (A) enjoin or prevent the consummation of the transactions contemplated in this Agreement, (B) cause any of the transactions contemplated in this Agreement to be rescinded following consummation, (C) adversely affect the right of Purchaser to own, operate or control the

Business, the Assets or the Assignable Items, or (D) otherwise have a material adverse effect on the operations or financial condition of the Business, the Assets or the Assignable Items.
     12.3. Effect of Termination. If terminated in accordance with Section 12.2 above, this Agreement shall be null and void and have no further force or effect and neither Party shall have any further rights or obligations under this Agreement, except as otherwise provided in the remaining provisions of this Section 12.3 or in Sections 13.1, 14.3, and 14.4. In the event that the Parties mutually agree to terminate this Agreement in accordance with Section 12.2 (a), the Deposits shall be returned to the Party making the Deposit. Otherwise, the Deposits shall be paid and disbursed in accordance with Section 12.1 above.
13. ARBITRATION.
     13.1. Certain Disputes Only. The parties agree that any dispute (collectively, the “Dispute”) with respect to whether Purchaser is entitled to a return of the Deposit, plus accrued interest thereon (a “Deposit Dispute”), shall be resolved in accordance with the procedures set forth in this Section 13. Either Party may submit the Dispute to arbitration by notifying the other Party in writing. Within ten days after receipt of such notice, the Parties shall designate in writing one arbitrator to resolve the Dispute; provided, that if the Parties cannot agree on a single arbitrator within such ten-day period, the Party seeking arbitration may file a proceeding with the American Arbitration Association (“AAA”) and as promptly as possible, the arbitrator shall be selected by the AAA in accordance with its rules for the selection of truly neutral arbitrators. The arbitrator so designated shall not be an employee, consultant, representative, officer, director or stockholder of any Party, or any affiliate of any Party. Within fifteen days after the designation of the arbitrator, the arbitrator and the Parties shall meet, at which time each of the Parties shall be required to set forth in writing each disputed issue, a proposed ruling on each such issue. This Section shall not apply to any other disputes arising under this Agreement.
     13.2 Logistics. The arbitration shall be governed by the AAA rules, except as modified in this Section 13. Each Party shall have the right to require the other Party to produce any relevant documents or books or records. The arbitration shall be conducted in the Detroit metropolitan area. The arbitration award shall be a declaration of whether the Deposit should or should not be returned to Purchaser. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Parties consent and commit themselves to the jurisdiction of the courts of the State of Michigan for purposes of the enforcement of any arbitration award. The prevailing party in any arbitration shall be entitled to an award of actual reasonable attorneys fees incurred in connection with the arbitration ordinary enforcement action. The non-prevailing party shall pay such fees, together with the fees of the arbitrator and the administrative and filing fees and costs and expenses of the arbitration. The prevailing party shall be the Party who receives the Deposit. All rulings of the arbitrator shall be in writing and shall be delivered to the Parties.
14. MISCELLANEOUS
     14.1. Part B Receivables. The Parties acknowledge that: (a) included in the Revenue line item of the Income Statement which is part of the Unaudited June 30 Financial Statements are revenues generated from x-ray and cardiac services payable in whole or in part under third party payor programs, including Part B of the Medicare program (the “Services”); (b) the dates of service of the Services were between July 1, 2003 and June 30, 2004; (c) the accrued gross revenue for the Services was $11,464,114 with a contractual/bad debt allowance of 21.08% (the “Allowance”); and (d) as of October 15, 2004, the actual collections of the accounts receivable generated by the Services (the “Receivables”) totaled approximately 59.82% of the accrued gross revenue for the Services, thus putting into question whether the Allowance was sufficient. In order to resolve all disputes concerning the contractual/bad debt allowance used by Seller in determining the accrual of revenues resulting from the Services, Seller shall, prior to and after the Closing, maintain true, accurate and complete accountings of all collections of the Receivables, and Seller shall disclose the same to Purchaser on a quarterly basis. On or before July 15, 2007, Seller shall deliver to Purchaser a final accounting, as of June 30, 2007, setting forth all collections of the Receivables. To the extent such collections are less than $9,047,479, the Purchase Price shall be reduced by the product derived by multiplying 5.2 times the difference between $9,047,479 and the actual amount of such collections (the “Reduction Amount”). For example, if the Receivables collected at June 30, 2007 total $8,703,556, the Purchase Price will be reduced as follows: $343,923 X 5.2 = $1,788,399.60. Notwithstanding anything to the contrary contained in the Note: (i) the principal balance of the Note shall be reduced by the Reduction Amount; (ii) any accrued but unpaid interest on that portion of the principal balance of the Note represented by the Reduction Amount shall not be payable; and (iii) any interest actually paid on that portion of the principal balance of the Note represented by the Reduction Amount shall be credited against the principal balance of the Note. To the extent such collections are more than $9,047,479, the Purchase Price shall be increased by the product derived by multiplying 5.2 times the difference between the actual amount of such collections and $9,047,479 (the “Additional Amount”). For example, if the Receivables collected at June 30, 2007 total $9,391,402, the Purchase Price will be increased as follows: $343,923 X 5.2 = $1,788,399.60. Notwithstanding anything to the contrary contained in the Note: (A) the principal balance of the Note shall be increased by the Additional Amount; (B) interest on the Note shall be recalculated from the date of the Note so to accrue interest on the Additional Amount; and (C) the amount of such accrued but unpaid interest on the Additional Amount shall be payable along with the next scheduled interest payment.
     14.2. Post Closing Assistance. Seller shall prepare and timely file all reports required by law to be filed under any third party payor program with respect to the Business as a result of the consummation of the transactions described herein. On reasonable request, Purchaser shall allow Hired Employees to assist Seller in connection with the preparation of such reports as well as all other accounting and reporting matters (including tax returns) and the collection of Seller’s accounts receivable, as reasonably required by Seller in connection with the winding up of its affairs.
     14.3. Exclusivity; Confidentiality. From the date of this Agreement through the Closing Date (unless this Agreement is sooner terminated in accordance with Section 12.2 above), Seller shall not, either directly or indirectly, offer the Business or the Assets to, or carry on negotiations with respect to the sale of the Business or Assets with, any party other than Purchaser. Seller agrees to notify the parties who have expressed interest in acquiring the Business or the Assets that Seller has entered into negotiations for the sale of the Business and the Assets and, as such, any offers from such parties are thereby rejected. Such notification shall not reveal Purchaser’s identity. Except to the extent required by applicable law or as necessary to fulfill their duties and obligations hereunder or to otherwise consummate the transactions contemplated herein, neither Seller nor Purchaser shall disclose the existence of or any of the terms of this Agreement to any other person or entity.
     14.4. Expenses. Except as otherwise expressly provided in this Agreement, Seller and Purchaser shall each bear the expenses incurred by them in connection with the preparation and negotiation of this Agreement and the Attendant Documents and the consummation of the transactions contemplated in this Agreement.
     14.5. Notices. Any and all notices, requests, demands and other communications permitted under or required pursuant to this Agreement shall be in writing and shall be deemed given if personally delivered or if mailed, postage prepaid, certified or registered mail, return receipt requested, to the Parties at the addresses set forth below, or at such other addresses as they may indicate by written notice given as provided in this Section 14.5:

If to Seller:	With a required copy to:

Leo S. Eisenberg	Jacob & Weingarten, P.C.
816 S. Bates	2301 W. Big Beaver Road, Suite 777
Birmingham, Michigan	Troy, Michigan 48084
48009	Attention: Steven P. Schubiner

If to Purchaser:

Tandem Health Care, Inc.	Tandem Health Care, Inc.
800 Concourse Parkway South	One Oxford Centre, 20th Floor
Suite 200	301 Grant Street
Maitland, Florida 32751	Pittsburgh, PA 15219
Attn: Chairman and CEO	Attn: General Counsel
     14.6. Heading. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
     14.7. Construction. This Agreement has been executed in, and shall be construed and enforced in accordance with the laws of, the State of Michigan without regard to the conflicts of law principles thereof. THE PARTIES ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THE PARTIES AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVE ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT.

     14.8. Assignment; Benefit. No Seller may assign its rights and obligations under this Agreement without the prior written consent of Purchaser. Purchaser may assign its rights and obligations under this Agreement to any party designated by Purchaser. If such designee is an entity other than a corporation, the Parties shall amend this Agreement to the extent necessary to reflect that fact. This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and assigns. Except as provided in Section 11, this Agreement is not intended to, and shall not, benefit any person or entity other than the Parties and this Agreement shall not create any third party beneficiary rights in any person or entity.
     14.9. Entire Agreement. This Agreement, including the Exhibits and the Schedules attached or to be attached to it, is and shall be deemed to be the complete and final expression of the agreement between the Parties as to the matters contained in and related to this Agreement and supersedes any previous understandings, dealings and communications, including negotiations, discussions, representations, warranties, information, documents and agreements, between the Parties pertaining to such matters.
14.10. Tax Matters.
          (a) Seller shall be responsible for the preparation and filing of all Tax Returns for Seller for all periods as to which Tax Returns are due on or prior to the Closing Date (including the consolidated, unitary and combined Tax Returns for such Seller which include the operations of the Business for any period ending on or before the Closing Date). Seller shall make all payments required with respect to any such Tax Returns.
          (b) Purchaser shall be responsible for the preparation and filing of all Tax Returns for the Business for all periods as to which Tax Returns are due after the Closing Date. Purchaser will make all payments required with respect to any such Tax Returns.
          (c) Seller shall pay all sales, use and transfer Taxes (including Taxes, if any, imposed on the transfer of personal property) and filing, recording and registration fees payable in connection with the transactions contemplated in this Agreement.
     14.11. Books and Records. Seller shall preserve all documents, books and records concerning the Business and to be retained by Seller pursuant to this Agreement (“Retained Records”) for a period of three years from the Closing Date. Likewise, Purchaser shall preserve all documents, books and records concerning the Business to be transferred to Purchaser pursuant to this Agreement (also “Retained Records”) for a period of three years from the Closing Date. During such three-year period, on reasonable notice and during normal business hours, each Party shall allow the other Party full access to the Retained Records and shall permit each other to make copies and extracts from such documents (at the copying Party’s cost and expense). At the Closing, Seller shall deliver to Purchaser all patient records, including, without limitation, all medical records, physician’s orders, therapist’s notes, nurse’s notes, patient care plans and related items currently maintained at or with respect to the Business (the “Patient Records”), and Purchaser shall preserve all Patient Records for the period of time required by applicable law. Purchaser acknowledges that the Patient Records are the property of the patients of the Business and are not owned by Seller. Purchaser shall allow Seller full access to the

Patient Records and shall permit Seller to make copies and extracts from such documents (at Seller’s cost and expense), as reasonably required by Seller in connection with the winding up of its affairs. To the extent certain Retained Records of Seller are stored on a computer sold to Purchaser as part of this transaction, Purchaser shall preserve all such records for a period of three years from the Closing Date, and during such three-year period, on reasonable notice and during normal business hours, Purchaser shall allow Seller full access to such computer records and shall permit Seller to make copies (electronic or on paper) there from.
     14.12. Closing Adjustments.
          (a) At the Closing: (i) Seller shall receive a credit for all security deposits held by any lessor pursuant to the Leases; (ii) Purchaser shall receive a credit on account of or by reason of any rental or other payments due under any of the Leases which are unpaid as of the Closing; and (iii) if Seller has paid any rental or other payment due under any of the Leases and any such payment relates to a period after the Closing, then Seller shall receive a credit to the extent any such payment relates to a period after the Closing.
          (b) The parties acknowledge that personal property taxes are paid in advance. Seller shall pay all personal property taxes, which are a lien upon or levied against any portion of the Assets and/or the Leased Personal Property, and which are due and payable on or prior to the Closing Date, Personal property taxes which apply to a period after the Closing shall be prorated on the Closing Date on a due date basis and shall be paid by Seller (for the period prior to and on the Closing Date) or Purchaser (for the period after the Closing Date), as the case may be.
     14.13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Photostatic or facsimile reproductions of this Agreement may be made and relied upon to the same extent as originals.
     14.14. Waiver. The waiver by any Party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or similar breach.
     14.15. Amendment. This Agreement may only be amended by written agreement executed by all of the Parties.
     14.16. Further Assurances. From time to time after the Closing Date, at Purchaser’s request and without further consideration, Seller shall execute and deliver, or cause to be executed and delivered, such further instruments of conveyance, assignment and transfer and shall take such other action as Purchaser may reasonably request in order more effectively to convey, transfer, reduce to possession or record title to any of the Assets purchased pursuant to this Agreement. Seller shall assist and cooperate, in all reasonable respects, with Purchaser and its representatives in obtaining all permits, licenses, and certifications, which Purchaser deems necessary or appropriate for the operation of the Business.
     14.17. Litigation Support. In the event and for so long as any Party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge,

complaint, claim or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date, the other Party shall cooperate in all reasonable respects with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 11 of this Agreement).
     14.18. Disciplinary Reports. Purchaser acknowledges that, prior to divulging to Purchaser disciplinary reports, letters of reprimand or other disciplinary action pertaining to any of Seller’s Employees, Seller shall provide written notice to any such Seller’s Employee in accordance with the Bullard-Plawecki Employee Right to Know Act (MCLA §423.506).
     14.19 Severability. If any terms or provisions of this Agreement, or any application thereof to any circumstances, shall, to any extent and for any reason, be held to be invalid or unenforceable, such provision shall be enforced to the extent possible and the remainder of this Agreement, or the application of such term or provision to circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby and shall be construed as if such invalid or unenforceable provisions had never been contained herein, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
     14.20 Schedules. This Agreement contemplates that all of the Schedules are to be attached, but only certain of the Schedules have been attached. The remaining Schedules (collectively, the “Remaining Schedules”) are in the process of being prepared, but have not been finalized. The Remaining Schedules shall be attached to this Agreement on or before November 8, 2004 (the “Delivery Date”). The Remaining Schedules shall be acceptable to Purchaser so long as the same are “Materially Similar” (as defined below) to the out-of-date Schedules previously delivered to Purchaser. The Remaining Schedules shall be “Materially Similar” if the information contained therein when compared against the information on the out-of-date Schedules previously delivered to Purchaser do not reflect a material adverse change in the results of operation, financial condition, Assets, or businesses of the Business. If the Remaining Schedules are not Materially Similar, then Purchaser may terminate this Agreement on notice to Seller (delivered on or before November 15, 2004), in which event the provisions of Section 12.3 above shall apply, and the Deposits shall be returned to the Party making the Deposit. Otherwise, the Parties shall execute and deliver an appropriate amendment to this Agreement, incorporating the Remaining Schedules into this Agreement. In the event of any conflict between any provision of this Section 14.20 and any other provision of this Agreement, the provisions of this Section 14.20 shall control.
[SIGNATURES ON NEXT PAGE]

     IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of October 28, 2004.

OP Therapy, Inc.

By:	/s/ Lawrence R. Deering

The Mobile Medical Group Inc.

By:	/s/ Leo Eisenberg

Leo Eisenberg, President